UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 13, 2006

THE BUREAU OF NATIONAL AFFAIRS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

2-28286	53-0040540
(Commission File Number)	(IRS Employer Identification No.)

1231 25TH St., N.W., Washington D.C.	20037
(Address of principal executive offices)	(Zip Code)

(202) 452-4200
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐  Written Communications pursuant Rule 425 under the Securities Act (17 CFR230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   Entry Into A Material Definitive Agreement.

On February 13, 2006, The Bureau of National Affairs, Inc. (the "Company") through its wholly owned subsidiary BNA Washington, Inc., entered into agreements to sell its three Washington, D.C. headquarters buildings for $111 million to affiliates of Vornado Realty Trust, Inc. The pre-tax gain on the sales is projected to be $91-93 million, after closing and related costs.

The parties also entered into an agreement whereby the Company will purchase, for an estimated $100 million, a newly renovated building in Arlington, VA, that will become its new headquarters. The simultaneous transactions are expected to be completed during the summer of 2007, subject to customary closing conditions.

The property sales and purchase will be accomplished through a tax-deferred “like kind” exchange pursuant to Section 1031 of the Internal Revenue Code. Net proceeds from the building sales are projected to be sufficient to fully fund the building purchase.

 The foregoing description of the agreements is qualified in its entirety by reference to the agreements, which are attached to this Current Report on Form 8-K as Exhibits 10.1—10.3 and are incorporated herein by reference.

The foregoing is a forward-looking statement within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934 regarding possible future events. Persons reviewing this report are cautioned that this forward-looking statement is not a guaranty of future performance, is subject to risks and uncertainties, and actual events may differ materially from those described in the forward-looking statement as a result of various factors.

ITEM 9.01.   Financial Statement and Exhibits.

C. Exhibits

Exhibit No.	Description
10.1	Purchase and Sale Agreement for 1229-1231 25th Street NW, Washington, D.C.

10.2	Purchase and Sale Agreement for 1227 25th Street NW, Washington, D.C.

10.3	Purchase and Sale Agreement for 1801 S. Bell Street NW, Washington, D.C.

The Bureau of National Affairs

Date: February 17, 2006	By:	s/ Paul N. Wojick
Paul N. Wojick
President, Chief Executive Officer and Director